Exhibit 99.1

CONTACT:
Ian Halifax	Tyler Painter
Wind River	Wind River
Chief Financial Officer	Vice President, Treasury & Investor Relations
+1.510.749.2155	+1.510.749.2551
ian.halifax@windriver.com	tyler.painter@windriver.com

FOR IMMEDIATE RELEASE

WIND RIVER COMPLIANT

WITH NASDAQ LISTING STANDARDS

ALAMEDA, Calif., March 27, 2007— Wind River Systems, Inc. (NASDAQ: WIND), the global leader in Device Software Optimization (DSO), announced today that following the company’s filing of its quarterly reports on Form 10-Q for the second and third quarters of fiscal year 2007, the Nasdaq Listing Qualifications Panel informed the company that it has evidenced compliance with the requirements for continued listing on The Nasdaq National Market effective March 26, 2007.

About Wind River

Wind River is the global leader in Device Software Optimization (DSO). The company’s solutions enable customers to develop and run device software better, faster, at a lower cost and more reliably. Wind River’s Workbench, General Purpose Platform and Market-Specific Platforms reduce effort, cost and risk, and optimize quality and reliability at all phases of the device software development process from concept to deployed product.

Founded in 1981, Wind River is headquartered in Alameda, California, with operations worldwide. To learn more, visit Wind River at http://www.windriver.com.

Wind River Systems and the Wind River Systems logo are trademarks of Wind River Systems, Inc., and VxWorks and WIND RIVER are registered trademarks of Wind River Systems, Inc. Third party marks and brands are the property of their respective holders.